Exhibit 19.5
Policy Name: Share Repurchase and Sale Policy

Policy Type: Enterprise

1. General Policy Statement
The Company is committed to complying with all laws, including federal securities laws, and New York Stock Exchange (NYSE) listing standards governing its purchases, sales and other dispositions involving its own Securities.

2. Company Repurchases

A. Board Authorization
•The board of directors of the Company (“Board”) may approve repurchase programs for the Company’s Securities at its discretion and consistent with Delaware General Corporation Law (“Delaware Law”).
•The Board will adopt resolutions approving the aggregate maximum dollar value of Securities that may be repurchased under the programs and delegating to specified Company officers decision-making authority regarding implementation of the programs, including determination of timing, amounts, prices, and methods for any Repurchase Transactions (defined below).

B. Repurchase Transactions
•Repurchases of the Company’s Securities may be effected from time to time through methods including open market transactions, privately negotiated transactions, accelerated share repurchase programs, or by combinations of such methods (“Repurchase Transactions”), any of which may use pre-arranged trading plans or arrangements that are designed to meet the requirements of Rule 10b5-1(c) (a “Pre-Arranged Trading Plan”) of the Securities Exchange Act of 1934 (“Securities Exchange Act”).
•Repurchase Transactions may depend on a variety of factors, including: price of the Securities; liquidity needs; internal or external investment opportunities and their viability; other uses of capital; offsets to dilution from stock-based compensation; corporate and regulatory requirements; discounts; tax and accounting implications; restrictions under the Company’s contractual obligations; impacts on the value of remaining shares; cash generated from operations; and other market and economic conditions.
•The Company’s Treasurer (or his/her designee), acting within the delegation of authority from the Board and upon approval from the Company’s Chief Executive Officer or Chief Financial Officer, executes Repurchase Transactions in consultation with the Company’s securities legal counsel.

C. Repurchase Transactions Procedures
•Timing: Repurchase Transactions by the Company are effected: (a) during a Trading Window Period when the Company is not in possession of Material Non-Public Information (MNPI), or (b) pursuant to a Pre-Arranged Trading Plan adopted during a Trading Window Period when the Company is not in possession of MNPI, or (c) otherwise in compliance with laws, including federal securities laws and Delaware Law, and NYSE listing standards.
•Trading Pre-Clearance: The Company’s securities legal counsel takes reasonable steps to determine that the Company is not in possession of MNPI at the time that it adopts any Pre-Arranged Trading Plan and executes any Repurchase Transactions outside of a Pre-Arranged Trading Plan, including but not limited to consulting with one or more members of the Company’s disclosure committee and/or outside legal counsel.
•Monitoring MNPI: If the Company’s securities legal counsel, upon consultation with the Company’s Chief Financial Officer and Chief Accounting Officer and others as necessary, determines that the Company is in possession of MNPI, then the Company’s securities legal counsel notifies the Treasurer, and the Company suspends any Repurchase Transactions outside of a Pre-Arranged Trading Plan until such time that the Company’s securities legal counsel advises that the Company is not in possession of MNPI.
•Trading Plan Pre-Clearance: The Company’s securities legal counsel is consulted on the terms, adoption and implementation of any Pre-Arranged Trading Plan.
•Internal Reporting and Disclosure Controls: The Company’s Treasury department provides to the Company’s Global Corporate Reporting department information about Repurchase Transactions in order to meet any reporting requirements the Company has under the Securities Exchange Act.

D. Repurchase Disclosure Procedures
•New Board Authorization: The Company may from time to time Publicly Disclose any new Securities repurchase authorization from the Board.
•Periodic Disclosure: The Company’s Global Corporate Reporting department periodically discloses information about Repurchase Transactions in order to meet reporting requirements the Company has under the Securities Exchange Act.

3. Definitions

Company	McKesson Corporation
Material Information	Information that a reasonable investor likely would consider important in deciding to buy, hold or sell Securities.
Material Non-Public Information (MNPI)	Material Information that has not been Publicly Disclosed.

Publicly Disclosed	The subject company has disclosed all of the Material Information about a topic using methods that are reasonably designed to provide broad, non-exclusionary distribution of the information to the public, and sufficient time has elapsed after disclosure for that information to be broadly disseminated to Securities market participants (generally allowing at least one trading day). Refer to the Fair Disclosure Policy for examples of disclosure methods.
Securities
Any type of securities that any company issues, such as common stock, preferred stock, options to purchase stock, convertible debentures and warrants, and any type of derivative securities relating to a company’s securities, such as exchange-traded put or call options or swaps, whether or not issued by that company. This term is not limited to Securities related to the Company.

Trading Window Period
A period made available by the Company (also called a trading window or a window period) that generally will:
oOpen upon the start of the NYSE core trading session (normal start is 9:30 AM EST) immediately following the earlier of (i) the completion of one (whole or shortened) NYSE core trading session after the Company has Publicly Disclosed its quarterly earnings, or (ii) the passage of 24 hours after the Company has Publicly Disclosed its quarterly earnings; and
oClose on the 15th day of the final month of the fiscal quarter, or if that date is not a NYSE regular trading day, then close on the immediately prior NYSE regular trading day.

Executive Sponsor	Michele Lau
Policy Owner	Kirsten Jensen
Enterprise Function	General Counsel Organization
Subcategory	Law Department
Associated Risk & Tier	Regulatory Compliance
Effective Date	June 5, 2023
Last Review Date	May 2, 2024
Last Revision Date	May 2, 2024